Exhibit 99.1

Wabtec Increases Dividend 33%; Shareholders Approve Company Proposals At Annual Meeting

WILMERDING, PA, May 13, 2015 – Wabtec Corporation (NYSE: WAB) today increased its regular quarterly dividend to 8 cents per share, from 6 cents per share. The new dividend rate will be payable initially Aug. 31, 2015 to shareholders of record Aug. 17, 2015.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Based on our current financial performance and future outlook, the company has ample financial strength to invest in growth opportunities and to return a greater portion of our cash flow to shareholders. We intend to continue to review our policies periodically based on Wabtec’s ongoing performance and growth prospects.”

Also today, at the company’s annual meeting in Pittsburgh Wabtec shareholders elected three directors and approved other company proposals. Directors elected were: Brian P. Hehir, Michael W.D. Howell, and Nickolas W. Vande Steeg.

In addition, shareholders ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2015 fiscal year and approved a non-binding proposal relating to executive compensation.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.